EXHIBIT 99.1

Royale Energy Reports Current SEC Status and Resumed Trading

SAN DIEGO, Sept. 01, 2026 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (OTC: ROYL) (“Royale” or the “Company”) today announced that it is current with its SEC reporting obligations, trading of its common stock has resumed on the OTC Pink market, and the Company has initiated the application process for quotation on the OTCQB® Venture Market.

SEC Reporting Status

Royale has completed the filing of its previously delinquent periodic reports and is now current with its required reporting obligations under the Securities Exchange Act of 1934.

“We are pleased to have completed this important step in restoring Royale’s reporting status,” said Jonathan Gregory, Executive Chairman of Royale Energy. “Management, the Board and our advisors have worked diligently to complete the required filings, and we appreciate the efforts of our accounting and audit teams, including BDO, in helping us reach this milestone.”

Trading Resumes on OTC Pink

Following the Company’s return to current reporting status, trading of Royale’s common stock has resumed on the OTC Pink market.

The resumption of trading represents an important step toward restoring normal market access for the Company’s shareholders and improving Royale’s visibility within the investment community.

OTCQB Application Process

With its SEC reporting obligations current and trading resumed, Royale has initiated the application process to have its common stock quoted on the OTCQB® Venture Market, operated by OTC Markets Group Inc.

The Company believes that qualification for OTCQB would represent another important step in improving market visibility, broadening access to investors and positioning Royale for its longer-term capital markets objectives.

OTCQB qualification remains subject to OTC Markets Group’s review and the Company’s satisfaction of all applicable eligibility requirements.

Strategic Review Continues

Royale’s Board of Directors continues to advance the Strategic Review previously announced by the Company. Roth Capital Partners continues to serve as the Company’s financial advisor in connection with the Strategic Review.

The Strategic Review is focused on strengthening Royale’s financial position, enhancing capital markets readiness and evaluating strategic and capital markets alternatives designed to maximize shareholder value and position the Company for future growth.

“Our focus is now on building upon the progress we have made,” Gregory said. “With our SEC reporting current, trading restored and the OTCQB application process underway, we believe Royale is better positioned to advance the broader Strategic Review. Together with Roth Capital Partners, we continue to evaluate alternatives that could strengthen the Company, improve our capital markets position and maximize value for our shareholders.”

The Company has not established a timetable for completion of the Strategic Review and does not intend to comment further regarding the process unless and until a specific course of action is approved by the Board of Directors or otherwise becomes appropriate for disclosure.

Operational Update

Royale expects to provide an update on its current oil and natural gas operations within the next few weeks. The update will provide shareholders with additional information regarding the Company’s current operations and activities.

About Royale Energy, Inc.

Royale Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, development and production of oil and natural gas properties, with assets located throughout the United States. The Company seeks to enhance shareholder value through disciplined capital management, operational efficiency and strategic asset development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws, including statements concerning the Company’s OTCQB application, the Strategic Review, potential strategic and capital markets alternatives, future operations, capital markets objectives, the timing and content of future operational updates, and shareholder value. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. There can be no assurance that the Strategic Review will result in any transaction or other specific outcome, that OTCQB qualification will be approved, or that any proposed transaction or strategic initiative will be completed on favorable terms or at all. Royale Energy undertakes no obligation to update any forward-looking statements except as required by law.

Investor Contact
Royale Energy, Inc.
(800) 447-8505
ir@royl.com
royl.com